Exhibit 99.1

Gulfport Energy Reports First Quarter 2022 Results and Expands Common Stock Repurchase Program

OKLAHOMA CITY (May 3, 2022) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended March 31, 2022 and provided an update on its 2022 development plan and financial guidance.

First Quarter 2022 and Recent Highlights

●	Delivered total net production of 1,008 MMcfe per day

●	Reported $492.0 million of net loss and $235.3 million of adjusted EBITDA(1)

●	Generated $253.7 million of net cash provided by operating activities and $116.8 million of free cash flow(1)

●	Repurchased approximately 748 thousand shares of common stock for a total of $63 million as of May 2, 2022

●	Expanded common stock repurchase program from $100 million to $200 million

Updated Full Year 2022 Outlook

●	Increased expected capital expenditures to approximately $400 million(2)

●	Increased forecasted free cash flow generation to a range of $375 million to $425 million at current strip prices

“Gulfport reported strong first quarter 2022 results, driven by the continued outperformance of our 2021 development program, excellent uptime during the winter months and the addition of five new SCOOP wells performing above expectations. As a result, we generated significant free cash flow, which allowed us to begin executing on our common stock repurchase program while maintaining a strong financial position and leverage below 1.0x,” commented Tim Cutt, CEO of Gulfport.

“Our outlook for free cash flow continues to improve, despite the growing inflationary effects that has led us to increase our capital outlook for the year. Our development program builds during the second quarter, before peaking in the third, which results in executing a high percentage of our program at higher service rates.”

“We continue to prioritize the return of capital to shareholders and are pleased to announce the expansion of our common stock repurchase program, which is now authorized up to $200 million during 2022.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	Assumes midpoint of 2022 guidance.

Expanded Common Stock Repurchase Program

Gulfport’s board of directors recently expanded the Company’s previously announced common stock repurchase program and Gulfport is now authorized to repurchase up to $200 million of its outstanding shares of common stock through December 31, 2022. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. The repurchase program may be suspended from time to time, modified, extended or discontinued by the board of directors at any time.

As of May 2, 2022, the Company had repurchased 748 thousand shares of common stock at a weighted-average share price of $84.26 during 2022, totaling approximately $63 million in aggregate.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the first quarter of 2022:

	Quarter Ended March 31, 2022
	Gross	Net	Lateral Length
Spud
Utica(1)	5	5.0	16,910
SCOOP	4	2.8	10,320

Drilled
Utica	5	4.0	14,170
SCOOP	4	2.5	10,250

Completed
Utica	3	1.7	8,570
SCOOP	5	4.8	9,880

Turned-to-Sales
Utica	—	—	—
SCOOP	5	4.8	9,880

(1) Includes 5 gross wells spud with a top-hole rig

Gulfport’s net daily production for the first quarter of 2022 averaged 1,008.1 MMcfe per day, primarily consisting of 779.1 MMcfe per day in the Utica and 228.9 MMcfe per day in the SCOOP. For the first quarter of 2022, Gulfport’s net daily production mix was comprised of approximately 92% natural gas, 6% natural gas liquids (“NGL”) and 2% oil and condensate.

	Successor	Predecessor
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Production
Natural gas (Mcf/day)	924,496	909,240
Oil and condensate (Bbl/day)	3,632	3,822
NGL (Bbl/day)	10,294	8,427
Total (Mcfe/day)	1,008,052	982,729
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$4.87	$2.88
Impact from settled derivatives ($/Mcf)	(1.34)	—
Average price, including settled derivatives ($/Mcf)	$3.53	$2.88
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$92.51	$53.03
Impact from settled derivatives ($/Bbl)	(24.91)	—
Average price, including settled derivatives ($/Bbl)	$67.60	$53.03
NGL:
Average price without the impact of derivatives ($/Bbl)	$48.88	$31.35
Impact from settled derivatives ($/Bbl)	(6.20)	—
Average price, including settled derivatives ($/Bbl)	$42.68	$31.35
Total:
Average price without the impact of derivatives ($/Mcfe)	$5.30	$3.14
Impact from settled derivatives ($/Mcfe)	(1.38)	—
Average price, including settled derivatives ($/Mcfe)	$3.92	$3.14
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.19	$0.14
Taxes other than income ($/Mcfe)	$0.14	$0.10
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.93	$1.20
Recurring cash general and administrative expenses ($ millions) (non-GAAP)	$0.11	$0.12
Interest expenses ($/Mcfe)	$0.15	$0.04

Capital Investment

Capital investment was $100.4 million (on an incurred basis) for the first quarter of 2022, of which $94.3 million related to drilling and completion (“D&C”) activity and $6.1 million related to leasehold and land investment.

Financial Position and Liquidity

As of March 31, 2022, Gulfport had approximately $5.9 million of cash and cash equivalents, $25.0 million of borrowings under its New Credit Facility, $113.2 million of letters of credit outstanding and $550 million of outstanding 2026 Senior Notes.

Gulfport’s liquidity at March 31, 2022, totaled approximately $568 million, comprised of the $5.9 million of cash and cash equivalents and approximately $561.8 million of available borrowing capacity under its New Credit Facility.

In March 2022, the company paid approximately $1.5 million in cash dividends on its preferred stock.

Spring Borrowing Base Redetermination

Gulfport recently completed its spring borrowing base redetermination and on May 2, 2022, the Company entered into the first amendment to its credit agreement (the “Amendment”) governing the New Credit Facility. The Amendment, among other things, increased the borrowing base under the New Credit Facility from $850 million to $1 billion, with aggregate elected lender commitments to remain at $700 million. In addition, the Amendment eased certain requirements and limitations related to hedging, amended the covenants governing certain restricted payments and provides for the transition from a LIBOR to a SOFR benchmark. The Amendment increases Gulfport’s financial flexibility to continue to execute our business plan and provides additional clarity around our ability to return capital to shareholders.

2022 Guidance Update

Driven by increasing inflationary effects, Gulfport has updated its forecasted capital expenditures for D&C activity and expects to invest in a range of $355 million to $395 million during 2022. In addition, based on activity to date and planned activity, Gulfport has increased its forecasted leasehold and land investment to approximately $25 million during 2022.

Taking into account the previously mentioned updates in combination with a significant increase in commodity prices, Gulfport has updated its expected free cash flow (non-GAAP measure) and forecasted taxes other than income per Mcfe guidance for 2022.

	Year Ending
	December 31, 2022
	Low	High
Production
Average daily gas equivalent (MMcfepd)	975	1,025
% Gas	~90%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.15)	$(0.25)
NGL (% of WTI)	45%	55%
Oil (differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating costs
Lease operating expense ($/Mcfe)	$0.16	$0.18
Taxes other than income ($/Mcfe)	$0.15	$0.17
Transportation, gathering, processing and compression(1) ($/Mcfe)	$0.92	$0.96
Recurring cash general and administrative(2,3) (in millions)	$42	$44
(1) Assumes rejection of Rover firm transportation agreement.
(2) Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to certain legal and restructuring charges.

	Total
Capital expenditures (incurred)	(in millions)
D&C	$355	$395
Leasehold and land	$25
Total	$380	$420

Free cash flow(3)	$375	$425

(3)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

First Quarter 2022 Conference Call

Gulfport will host a teleconference and webcast to discuss its first quarter of 2022 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, May 4, 2022.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from May 5, 2022 to May 19, 2022, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13729307.

Financial Statements and Guidance Documents

First quarter of 2022 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2021 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600